SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

The following memorandum was sent to employees of The MONY Group Inc. on or about February 5, 2004.

From Investor Relations:

If you are a MONY shareholder, you should have received all of the information necessary to cast your vote regarding the MONY-AXA merger.

Your vote is important, regardless of the number of shares of MONY common stock that you own. Adoption of the merger agreement requires the affirmative vote of holders of a majority of the issued and outstanding shares of MONY common stock entitled to vote.

PLEASE NOTE:

If you fail to vote, or abstain from voting, it will count as a vote against the merger of MONY and AXA Financial.

If, as a shareholder, you did not receive the information regarding voting, or if you have any questions about the material or how to record your vote, you are urged to contact our representative:

D.F. King & Co., Inc., toll-free at (800) 488-8075

They will be happy to assist you. Please make note of the deadlines for casting your vote:

•	If you’re voting by phone or internet, your vote must be received by no later than:

11:59 pm, Eastern Time, February 23, 2004.

•	If you’re voting by proxy, your vote must be received by no later than:

9:30 am, Eastern Time, February 24, 2004.

•	In-person voting takes place at:

9:30 am, Eastern Time, February 24, 2004.

Important Legal Information

MONY has filed a definitive proxy statement and MONY intends to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the proxy statement regarding the acquisition, carefully in its entirety, because it contains important information about the proposed transaction. A definitive proxy statement has been sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain free copies of the definitive proxy statement, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s website at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by writing to Shareholder Services, MONY, 1740 Broadway, New York, NY 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, NY 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).